7. CONSENT OF BRIAN SCOTT

CONSENT

I hereby consent to the reference to my name and the use of information from “Reserve and Resource Update” pertaining to the Julietta Mine, Russia and the Petrex Mines in South Africa, in the Annual Information Form of Bema Gold Corporation for the year ended December 31, 2003 to be filed with certain Canadian securities commissions and in the Annual Report on Form 40-F of Bema Gold Corporation for the year ended December 31, 2003 to be filed with the United States Securities and Exchange Commission.

Dated at Vancouver, Canada this 19th day of May, 2004.

/s/Brian Scott
Brian Scott